EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 333-96816, 333-41931, 333-84737, 333-83022 and 333-105965 on Form S-8 and Registration Statement Nos. 333-05261, 333-22209 and 333-46437 on Form S-4 of our reports dated December 7, 2005, relating to our audits of the consolidated financial statements of Central Garden & Pet Company and on Internal Control Over Financial Reporting appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the year ended September 24, 2005.

/s/ Deloitte & Touche LLP

San Francisco, California

December 7, 2005